AGREEMENT AND PLAN OF MERGER
by and between
FNB FINANCIAL SERVICES CORPORATION
and
LSB BANCSHARES, INC.

Dated as of February 26, 2007

TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER

ARTICLE I	1
1.1 The Merger	1
1.2 Effective Time	1
1.3 Effects of the Merger	2
1.4 Conversion of FNB Common Stock	2
1.5 LSB Capital Stock	2
1.6 Options	2
1.7 Charter	3
1.8 By-Laws	3
1.9 Tax Consequences	3
1.10 Management	3
1.11 Surviving Bank	4
1.12 Board of Directors	4
1.13 Headquarters of Surviving Corporation and Surviving Bank	5
ARTICLE II	5
2.1 LSB to Make Shares Available	5
2.2 Exchange of Shares; Notification and Payment Procedures	5
ARTICLE III	8
3.1 Corporate Organization	8
3.2 Capitalization	9
3.3 Authority; No Violation	10
3.4 Consents and Approvals	11
3.5 Reports	11
3.6 Financial Statements	12
3.7 Broker’s Fees	12
3.8 Absence of Certain Changes or Events	12
3.9 Legal Proceedings	13
3.10 Taxes and Tax Returns	13
3.11 Employees	14
3.12 SEC Reports	16
3.13 Compliance with Applicable Law	16
3.14 Certain Contracts	17
3.15 Agreements with Regulatory Agencies	17
3.16 Interest Rate Risk Management Instruments	18
3.17 Undisclosed Liabilities	18
3.18 Insurance	18
3.19 Environmental Liability	18
3.20 State Takeover Laws; Rights Plan	19
3.21 Reorganization	19
3.22 Obstacles to Regulatory Approval	19
ARTICLE IV	19
4.1 Corporate Organization	19

4.2 Capitalization	20
4.3 Authority; No Violation	21
4.4 Consents and Approvals	21
4.5 Reports	22
4.6 Financial Statements	22
4.7 Broker’s Fees	23
4.8 Absence of Certain Changes or Events	23
4.9 Legal Proceedings	23
4.10 Taxes and Tax Returns	24
4.11 Employees	25
4.12 SEC Reports	26
4.13 Compliance with Applicable Law	26
4.14 Certain Contracts	27
4.15 Agreements with Regulatory Agencies	28
4.16 Interest Rate Risk Management Instruments	28
4.17 Undisclosed Liabilities	28
4.18 Insurance	28
4.19 Environmental Liability	28
4.20 State Takeover Laws; Charter Provisions	29
4.21 Reorganization	29
4.22 Obstacles to Regulatory Approval	29
ARTICLE V	29
5.1 Conduct of Businesses Prior to the Effective Time	29
5.2 Forbearances	30
5.3 Notice of Action	32
ARTICLE VI	32
6.1 Regulatory Matters	32
6.2 Access to Information	33
6.3 Shareholders’ Approvals	34
6.4 Legal Conditions to Merger	34
6.5 Affiliates	34
6.6 Stock Quotation	35
6.7 Employee Benefit Plans; Employment Agreements	35
6.8 Indemnification; Directors’ and Officers’ Insurance	37
6.9 Additional Agreements	37
6.10 Advice of Changes	38
6.11 Dividends	38
6.12 Exemption from Liability Under Section 16(b)	38
ARTICLE VII	38
7.1 Conditions to Each Party’s Obligation To Effect the Merger	38
7.2 Conditions to Obligations of FNB	40
7.3 Conditions to Obligations of LSB	40
ARTICLE VIII	41
8.1 Termination	41
8.2 Effect of Termination	42
8.3 Expenses	42

8.4 Wrongful Termination	42
8.5 Termination Fee	42
8.6 Payment Method	42
8.7 Amendment	43
8.8 Extension; Waiver	43
ARTICLE IX	43
9.1 Closing	43
9.2 Nonsurvival of Representations, Warranties and Agreements	43
9.3 Notices	43
9.4 Interpretation	44
9.5 Counterparts	44
9.6 Entire Agreement	44
9.7 Governing Law	44
9.8 Publicity	44
9.9 Assignment; Third Party Beneficiaries	45
Exhibit 6.5(a)(1)-Form of Affiliate Letter Addressed to LSB

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2007 (this “Agreement”), by and between FNB Financial Services Corporation, a North Carolina corporation (“FNB”), and LSB Bancshares, Inc., a North Carolina corporation (“LSB”).
WITNESSETH:
     WHEREAS, the Boards of Directors of FNB and LSB have determined that it is in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which FNB will, subject to the terms and conditions set forth herein, merge with and into LSB (the “Merger”), so that LSB is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger, and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.
     (a) Subject to the terms and conditions of this Agreement, in accordance with Business Corporation Act of the State of North Carolina (the “NCBCA”), at the Effective Time (as defined below), FNB shall merge with and into LSB. LSB shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of North Carolina. Upon consummation of the Merger, the separate corporate existence of FNB shall terminate.
     (b) FNB and LSB may at any time change the method of effecting the combination of FNB and LSB including without limitation the provisions of this Article I, if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of either party with and into a wholly-owned subsidiary of the other; provided, however, that no such change shall (i) alter or change the Exchange Ratio (as defined below) to be provided to holders of FNB Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of shareholders of FNB or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.
     1.2 Effective Time. The Merger shall become effective as set forth in the Articles of Merger which shall be filed with the Secretary of State of the State of North Carolina (the “North Carolina Secretary”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 55-11-06 of the NCBCA.
     1.4 Conversion of FNB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of FNB, LSB or the holder of any of the following securities:
     (a) Subject to Section 2.2(e), each share of the common stock, no par value per share, of FNB (the “FNB Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of FNB Common Stock owned, directly or indirectly, by FNB or LSB or any of their respective wholly-owned Subsidiaries (other than shares of FNB Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by FNB or LSB, as the case may be, being referred to herein as “Trust Account Shares”) or shares of FNB Common Stock held on account of a debt previously contracted (“DPC Shares”)), shall be converted into the right to receive 1.07 shares (the “Exchange Ratio”) of the common stock, par value $5.00 per share, of LSB (the “LSB Common Stock”).
     (b) All of the shares of FNB Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of FNB Common Stock shall thereafter represent only the right to receive the number of whole shares of LSB Common Stock and cash in lieu of fractional shares into which the shares of FNB Common Stock have been converted pursuant to this Section 1.4 and Section 2.2. If, prior to the Effective Time, the outstanding shares of FNB Common Stock or LSB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.
     (c) At the Effective Time, all shares of FNB Common Stock that are owned, directly or indirectly, by FNB or LSB or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist (except that they shall become authorized but unissued shares of LSB Common Stock) and no stock of LSB or other consideration shall be delivered in exchange therefor.
     1.5 LSB Capital Stock. Except as otherwise provided in Section 1.4(c), at and after the Effective Time, each share of LSB Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of capital stock of the Surviving Corporation and shall not be affected by the Merger.
     1.6 Options.
     (a) At the Effective Time, each option granted by FNB to purchase shares of FNB Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of FNB Common Stock and shall be converted automatically into an option to purchase shares of LSB Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the FNB Stock Plans (as defined below) and the agreements evidencing grants thereunder):
     (i) The number of shares of LSB Common Stock to be subject to the new option shall be equal to the product of the number of shares of FNB Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of LSB Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and
     (ii) The exercise price per share of LSB Common Stock under the new option shall be equal to the exercise price per share of FNB Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.
     (b) The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to FNB shall be deemed to be references to LSB.
     1.7 Charter. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation, as amended, of LSB, with such amendments as to which the parties may hereafter agree to submit to LSB’s shareholders, including, without limitation, amendments to change the corporate name of LSB to a name mutually agreeable to LSB and FNB, to alter the terms of the directors, and to establish in uncontested elections the election of directors by a vote of the holders of a majority of the shares present at the applicable meeting of shareholders, which may be properly approved by LSB’s Board of Directors and by such shareholders (the “Charter”), shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable law.
     1.8 By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of LSB shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law; provided, however, that the By-Laws shall be amended as of the Effective Time to reflect the amendments to the Charter described in Section 1.7 and as otherwise agreed by LSB and FNB.
     1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.
     1.10 Management. At the Effective Time, Robert F. Lowe shall be Chairman of the Board of Directors, Chairman of the Executive Committee of the Board of Directors, and Chief Executive Officer of the Surviving Corporation, and shall be Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of the Surviving Bank (as defined in Section 1.11 below). Barry Z. Dodson shall be Vice Chairman and lead independent director of the Boards of Directors of the Surviving Corporation and the Surviving Bank and Vice Chairman of the Executive Committees of both such Boards. Pressley A. Ridgill shall be

President of the Surviving Corporation, President and Chief Executive Officer of the Surviving Bank and a member of the Executive Committees of the Boards of Directors of the Surviving Corporation and the Surviving Bank. Michael W. Shelton shall be an Executive Vice President and the Chief Financial Officer of the Surviving Corporation and the Surviving Bank. Monty J. Oliver shall be the Executive Vice President — Finance of the Surviving Corporation.
     1.11 Surviving Bank. Following the Effective Time, FNB Southeast shall merge with and into Lexington State Bank (the “Bank Merger”), with Lexington State Bank being the surviving bank of such merger (the “Surviving Bank”). The effects of the Bank Merger, including the name under which the Surviving Bank shall operate, shall be set forth in the separate Agreement and Plan of Bank Merger among FNB, LSB, FNB Southeast, and Lexington State Bank. The name of the Surviving Bank shall be changed to a name mutually agreeable to LSB and FNB.
     1.12 Board of Directors.
     (a) Subject to Section 1.12(c), from and after the Effective Time, until duly changed in compliance with applicable law and the Charter and By-Laws of the Surviving Corporation, the Board of Directors of each of the Surviving Corporation and the Surviving Bank shall consist of up to twenty (20) directors, and shall initially include Mr. Lowe, Mr. Dodson and Mr. Ridgill and an equal number, inclusive of Mr. Lowe, Mr. Dodson and Mr. Ridgill, of FNB Directors and LSB Directors (each as defined below). The initial FNB Directors shall be selected by FNB’s Board of Directors and the initial LSB Directors shall be selected by LSB’s Board of Directors. The FNB Directors shall be appointed to either one year or two year terms in such a manner that the number of FNB Directors serving one year terms shall be the same as the number of LSB Directors serving one year terms and that the number of FNB Directors serving two year terms shall be the same as the number of LSB Directors serving two year terms. Subject to Section 1.12(c), from and after the Effective Time and until the second annual meeting of the Surviving Corporation following the 2007 annual meeting, all vacancies on the Board of Directors of the Surviving Corporation created by (i) the cessation of service of a FNB Director shall be filled by a nominee selected by the continuing FNB Directors and (ii) the cessation of service of a LSB Director shall be filled by a nominee selected by the continuing LSB Directors.
     (b) Subject to Section 1.12(c), from and after the Effective Time until the second annual meeting of the Surviving Corporation following the 2007 annual meeting, each of the committees of the Boards of Directors of the Surviving Corporation and the Surviving Bank shall be comprised of an equal number of FNB Directors and LSB Directors, the identity of the members of such committees to be otherwise mutually determined by Mr. Lowe and Mr. Dodson; provided, however, that Mr. Lowe, Mr. Dodson and Mr. Ridgill shall serve on the Executive Committees of the Boards of Directors of the Surviving Corporation and the Surviving Bank during such period, Mr. Lowe shall serve as the Chairman of each such Executive Committee, and Mr. Dodson shall serve as Vice Chair of each such Executive Committee. In the event Mr. Lowe, Mr. Dodson or Mr. Ridgill shall cease to be a director of the Surviving Corporation and the Surviving Bank during such two year period or unable to assume or continue in the designated positions during such periods, as applicable, (i) an LSB Director selected by the LSB Directors shall succeed Mr. Lowe for the remainder of such period as Chairman of the Boards of Directors and Chair of the Executive Committees of the Surviving

Corporation and the Surviving Bank, and (ii) an FNB Director selected by the FNB Directors shall succeed Mr. Dodson for the remainder of such period as Vice Chair of the Boards of Directors and the Executive Committees of the Surviving Corporation and the Surviving Bank and as the lead independent director of the Board of Directors of the Surviving Corporation or Mr. Ridgill for the remainder of such period as a member of the Executive Committees of the Boards of Directors of the Surviving Corporation and the Surviving Bank.
     (c) The term “FNB Director” means (i) any person serving as a director of FNB on the date of this Agreement who continues as a director of the Surviving Corporation at the Effective Time and (ii) any person who becomes a director of the Surviving Corporation and who is designated as such by the continuing FNB Directors prior to his or her election; and the term “LSB Director” means (i) any person serving as a director of LSB on the date of this Agreement who becomes a director of the Surviving Corporation at the Effective Time and (ii) any person who becomes a director of the Surviving Corporation and who is designated as such by the continuing LSB Directors prior to his or her election.
     (d) The Agreement and Plan of Bank Merger shall contain provisions with respect to the Board of Directors of the Surviving Bank, and the committees, to the same effect as the provisions set forth in the items (a), (b) and (c) of this Section 1.12.
     1.13 Headquarters of Surviving Corporation and Surviving Bank. From and after the Effective Time until otherwise determined by the Board of Directors of the Surviving Corporation or the Surviving Bank, as applicable, the headquarters and principal executive offices of the Surviving Corporation and the Surviving Bank shall be located at FNB’s headquarters in Greensboro, North Carolina.
ARTICLE II
EXCHANGE OF SHARES
     2.1 LSB to Make Shares Available. At or prior to the Effective Time, LSB shall deposit, or shall cause to be deposited, with LSB’s stock transfer agent (the “Exchange Agent”), for the benefit of the holders of FNB Common Stock in certificated or uncertificated form, for exchange in accordance with this Article II, the shares of LSB Common Stock, and cash in lieu of any fractional shares (such cash and shares of LSB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of FNB Common Stock.
     2.2 Exchange of Shares; Notification and Payment Procedures.
     (a) As soon as practicable after the Effective Time, with respect to each share of FNB Common Stock held in certificated form (each such certificate, a “Certificate”), the Exchange Agent shall mail to each such holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for shares of LSB Common Stock and any cash in lieu of fractional shares into which the shares of FNB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a book entry on the records of the Surviving Corporation showing such holder to hold of record the number of whole shares of LSB Common Stock to which such holder of FNB Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. With respect to shares of FNB Common Stock held in uncertificated (“book entry” form), the Exchange Agent shall (x) enter a book entry on the records of the Surviving Corporation showing the holder of such shares to hold of record the number of shares of LSB Common Stock to which such holder of FNB Common Stock shall have become entitled pursuant to the provisions of Article I, and (y) cause a check representing the amount of cash in lieu of fractional shares which such holder has the right to receive in respect of shares of FNB Common Stock held by such holder in uncertificated form. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. The Exchange Agent, acting as the Surviving Corporation’s stock transfer agent, will maintain a book entry list of the whole shares of LSB Common Stock to which each former holder of record of FNB Common Stock is entitled.
     (b) No dividends or other distributions declared with respect to FNB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II (including Section 2.2(h) in the case of lost certificates). After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of LSB Common Stock represented by such Certificate.
     (c) If any holder desires the shares of FNB Common Stock to be issued to such holder to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered or in a name other than the name in which the book entry record thereof is recorded, as applicable, it shall be a condition of the issuance thereof that (i) the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer or (ii) the book entry holder provide written transfer instructions in the form required by the Exchange Agent, and, in either instance, that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of shares of LSB Common Stock in any such other name, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     (d) As soon as practical after the Effective Time, the Exchange Agent shall mail to each holder of shares of FNB Common Stock in uncertificated, book entry form a written notice (the “Notice Letter”) confirming the whole shares of LSB Common Stock and cash in lieu of fractional shares to be issued and paid to such holder pursuant to this Agreement and containing such other information as is required under Section 55-6-26 of the NCBCA. A check in the amount of such cash shall accompany the Notice Letter.
     (e) After the Effective Time, there shall be no transfers on the stock transfer books of FNB of the shares of FNB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and, as applicable, shares of LSB Common Stock shall be issued in exchange therefor in book entry form as provided by this Article II.
     (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of LSB Common Stock shall be issued upon the surrender for exchange of Certificates or the exchange of shares of FNB Common Stock held in uncertificated, book entry form, no dividend or distribution with respect to LSB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of LSB. In lieu of the issuance of any such fractional share, LSB shall pay to each former shareholder of FNB who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of LSB Common Stock on the Global Select Market of The NASDAQ Stock Market, LLC (the “Nasdaq”) as reported by The Wall Street Journal for the five (5) trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of LSB Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.
     (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FNB for twelve (12) months after the Effective Time shall be paid to LSB. Any former shareholders of FNB who have not theretofore complied with this Article II shall thereafter look only to LSB for payment of the shares of LSB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the LSB Common Stock deliverable in respect of each share of LSB Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FNB, LSB, the Exchange Agent or any other person shall be liable to any former holder of shares of FNB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by LSB, the posting by such person of a bond in such amount as LSB reasonably may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of LSB Common Stock in book entry form and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LSB
     Except as disclosed in the LSB disclosure schedule delivered to FNB concurrently herewith (the “LSB Disclosure Schedule”), LSB hereby represents and warrants to FNB as follows:
     3.1 Corporate Organization.
     (a) LSB is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. LSB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on LSB. LSB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Charter and By-Laws of LSB, as in effect as of the date of this Agreement, have previously been made available by LSB to FNB.
     As used in this Agreement, the term “Material Adverse Effect” means, with respect to FNB, LSB or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking, bank holding company or financial holding company businesses, (B) any change in generally accepted accounting principles recognized in the United States (“GAAP”) or regulatory accounting requirements, generally affecting the banking, bank holding company or financial holding company businesses, (C) events, conditions or trends in economic, business or financial conditions generally affecting the banking, bank holding company or financial holding company businesses specifically, (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) the effect of the actions expressly permitted or required by this Agreement or that are taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby, and (F) the announcement of this Agreement and the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, business trust, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or is a special purpose entity which issues trust preferred securities.

     (b) Each LSB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on LSB and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.
     3.2 Capitalization.
     (a) The authorized capital stock of LSB consists of (i) 50,000,000 shares of LSB Common Stock, of which, as of February 22, 2007, 8,412,567 shares were issued and outstanding and (ii) 10,000,000 shares of preferred stock, $.01 par value per share (the “LSB Preferred Stock” and, together with the LSB Common Stock, the “LSB Capital Stock”), of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of LSB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of (i) options to acquire 604,925 shares of LSB Common Stock issued pursuant to employee and director stock plans of LSB in effect as of the date hereof (the “LSB Stock Plans”), and (ii) rights issued under and shares reserved for issuance pursuant to the LSB Rights Agreement, dated as of February 10, 1998 (the “LSB Rights Agreement”), LSB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of LSB Capital Stock or any other equity securities of LSB or any securities representing the right to purchase or otherwise receive any shares of LSB Capital Stock (collectively, including the items contemplated by clauses (i) and (ii) of this sentence, the “LSB Rights”). As of the date hereof, no shares of LSB Capital Stock were reserved for issuance, except for 10,000,000 shares of LSB Common Stock reserved for issuance under the LSB Rights Agreement and 604,925 shares of LSB Common Stock reserved for issuance upon the exercise of stock options pursuant to the LSB Stock Plans. Since December 31, 2005, LSB has not issued any shares of LSB Capital Stock or any securities convertible into or exercisable for any shares of LSB Capital Stock, other than as would be permitted by Section 5.2(b) hereof and pursuant to employee or director stock options granted prior to that date. LSB has previously provided FNB with a list of the option holders, the date of each option to purchase LSB Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable LSB Stock Plan. In no event will the aggregate number of shares of LSB Common Stock outstanding at the Effective Time (including all shares of LSB Common Stock subject to then outstanding LSB Rights) exceed the number specified in Section 3.2(a) of the LSB Disclosure Schedule.
     (b) LSB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the LSB Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to N.C. Gen. Stat. § 53-42) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No LSB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the LSB Disclosure Schedule sets forth a list of the material investments of LSB in Non-Subsidiary Affiliates. As used in this Agreement, the term “Non-Subsidiary Affiliate” when used with respect to any party means any corporation, partnership, limited liability company, trust, joint venture or other entity other than such party’s Subsidiaries.
     (c) This Agreement and the transactions it contemplates do not give rise to any rights to purchase LSB Common Stock or other Securities under the LSB Rights Agreement.
     3.3 Authority; No Violation.
     (a) LSB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of LSB. The Board of Directors of LSB has directed that this Agreement and the transactions contemplated hereby be submitted to LSB’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of LSB Common Stock, no other corporate proceedings on the part of LSB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LSB and (assuming due authorization, execution and delivery by FNB) constitute a valid and binding obligation of LSB, enforceable against LSB in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
     (b) Neither the execution and delivery by LSB of this Agreement nor the consummation by LSB of the transactions contemplated hereby or thereby, nor compliance by LSB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the LSB Charter or By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LSB, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of LSB, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which LSB, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on LSB.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, and approval of such applications and notices, (ii) the filing of any other required applications or notices with any state, federal or foreign agencies and approval of such applications and notices (the “State Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of LSB’s and FNB’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Joint Proxy Statement”), and of the registration statement on Form S-4 (the “S-4”) in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Articles of Merger with the North Carolina Secretary pursuant to the NCBCA and Chapter 53 of the North Carolina General Statutes, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules and regulations thereunder, and of any applicable industry self-regulatory organization (“SRO”), or which are required under consumer finance, mortgage banking and other similar laws, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of LSB Common Stock pursuant to this Agreement and (vii) the approval of this Agreement by the requisite votes of the shareholders of FNB and LSB (including the approval of the amendments of the Charter contemplated by Sections 1.1 and 1.7), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by LSB of this Agreement and (B) the consummation by LSB of the Merger and the other transactions contemplated hereby.
     3.5 Reports. LSB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation (“FDIC”), (iii) any state regulatory authority (each a “State Regulator”), (iv) the SEC, and (v) any SRO (collectively “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2003, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency (“LSB Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on LSB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of LSB and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of LSB, investigation into the business or operations of LSB or any of its Subsidiaries since January 1, 2003, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on LSB. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of LSB or any of its Subsidiaries which, in the reasonable judgment of LSB, will, either individually or in the aggregate, have a Material Adverse Effect on LSB.

     3.6 Financial Statements. LSB has previously made available to FNB true and correct copies of the consolidated balance sheets of LSB and its Subsidiaries as of December 31, 2004 and 2005 and the related consolidated statements of income and changes in stockholders’ equity and cash flows for the fiscal years 2004 and 2005 and its unaudited consolidated balance sheets and related consolidated statements of income and changes in stockholders’ equity and cash flows as of September 30, 2006, and will promptly make available to FNB true and correct copies of the consolidated balance sheets of LSB and its Subsidiaries as of December 31, 2006 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the 2006 fiscal year (the “LSB Financial Statements”), in each case, other than the unaudited statements as of September 30, 2006, accompanied by the audit report of Turlington and Company, LLP, independent registered public accounting firm with respect to LSB. The December 31, 2005 and September 30, 2006 consolidated balance sheet of LSB (including the related notes, where applicable) fairly present, and the December 31, 2006 consolidated balance sheet of LSB (including related notes where applicable) will fairly present, in all material respects the consolidated financial position of LSB and its Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present or will fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of LSB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of LSB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
     3.7 Broker’s Fees. Except for BankersBanc Capital Corporation, neither LSB nor any LSB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
     3.8 Absence of Certain Changes or Events.
     (a) Except as publicly disclosed in LSB Reports filed prior to the date hereof, since December 31, 2005, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on LSB.
     (b) Except as publicly disclosed in LSB Reports filed prior to the date hereof, since December 31, 2005, LSB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
     (c) Since December 31, 2005, neither LSB nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of LSB’s 2005 salary and employee benefits expenses (other than customary year-end bonuses for fiscal years 2005 and 2006) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will, either individually or in the aggregate, have a Material Adverse Effect on LSB.
     3.9 Legal Proceedings.
     (a) Neither LSB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of LSB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against LSB or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on LSB.
     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon LSB, any of its Subsidiaries or the assets of LSB or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on LSB or the Surviving Corporation.
     3.10 Taxes and Tax Returns.
     (a) Each of LSB and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on LSB. No Tax return or report of LSB or its Subsidiaries has been subjected to audit or examination by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue in the last five years and neither LSB nor any of its Subsidiaries has received any indication of a pending audit or examination in connection with any Tax return or report and, to the best of LSB’s knowledge, no such return or report is subject to adjustment. Neither LSB nor any of its Subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax. To the best of LSB’s knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon LSB or any of its

Subsidiaries for which LSB does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by LSB and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on LSB, (B) federal, state, and local returns which are accurate and complete in all material respects have been filed by LSB and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on LSB, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by LSB in its consolidated financial statements, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on LSB and (D) there are no Tax liens upon any property or assets of LSB or its Subsidiaries except liens for current taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on LSB. Neither LSB nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by LSB or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or will have, either individually or in the aggregate, a Material Adverse Effect on LSB. Except as set forth in the financial statements described in Section 3.6, neither LSB nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on LSB.
     (b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
     (c) Neither LSB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among LSB and its Subsidiaries). Neither LSB nor any of its Subsidiaries has any liability for the Taxes of any person (other than LSB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither LSB nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 (a) of the Code.
     (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by LSB or any Subsidiary of LSB under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on LSB.
     3.11 Employees.
     (a) The LSB Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the “LSB Benefit Plans”) by LSB, any of its Subsidiaries or by any trade or business, whether or not incorporated (a “LSB ERISA Affiliate”), all of which together with LSB would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     (b) LSB has heretofore made available to FNB true and complete copies of each of the LSB Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such LSB Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such LSB Benefit Plan.
     (c) (i) Each of the LSB Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the LSB Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such LSB Benefit Plan, (iii) with respect to each LSB Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such LSB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such LSB Benefit Plan’s actuary with respect to such LSB Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such LSB Benefit Plan allocable to such accrued benefits, (iv) no LSB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of LSB or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of LSB or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by LSB, its Subsidiaries or any LSB ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to LSB, its Subsidiaries or any LSB ERISA Affiliate of incurring a material liability thereunder, (vi) no LSB Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by LSB or its Subsidiaries as of the Effective Time with respect to each LSB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of LSB, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which LSB, its Subsidiaries or any LSB Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of LSB there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against, any of the LSB Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on LSB.
     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of LSB or any of its affiliates from LSB or any of its affiliates under any LSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any LSB Benefit Plan or (iii) other than the LSB Corporation Directors’ Stock Deferral Plan with respect to directors of LSB not continuing their service on the Board of Directors of the Surviving Corporation, result in any acceleration of the time of payment or vesting of any such benefits which will, either individually or in the aggregate, have a Material Adverse Effect on LSB.
     (e) The Lexington State Bank Employees’ Pension Plan was “frozen” by LSB and Lexington State Bank, effective as of December 31, 2006.
     3.12 SEC Reports. LSB has previously made available to FNB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003 by LSB (the “LSB SEC Reports”) with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the date hereof and (b) communication mailed by LSB to its shareholders since January 1, 2003 and prior to the date hereof, and no such LSB SEC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all LSB SEC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.
     3.13 Compliance with Applicable Law.
     (a) LSB and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to LSB or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on LSB.
     (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on LSB, LSB and each LSB Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of LSB, any LSB Subsidiary, or any director, officer or employee of LSB or of any LSB Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on LSB, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     3.14 Certain Contracts.
     (a) Neither LSB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FNB, LSB, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof which, individually or in the aggregate, will have a Material Adverse Effect on LSB, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the LSB Reports, (iv) which materially restricts the conduct of any line of business by LSB or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement which, individually or in the aggregate, will have a Material Adverse Effect on LSB. LSB has previously made available to FNB true and correct copies of all employment and deferred compensation agreements which are in writing and to which LSB is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the LSB Disclosure Schedule, is referred to herein as a “LSB Contract”, and neither LSB nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on LSB.
     (b) (i) Each LSB Contract is valid and binding on LSB or any of its Subsidiaries, as applicable, and in full force and effect, (ii) LSB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each LSB Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on LSB, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of LSB or any of its Subsidiaries under any such LSB Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on LSB.
     3.15 Agreements with Regulatory Agencies. Neither LSB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the LSB Disclosure Schedule, an “LSB Regulatory Agreement”), nor has LSB or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.
     3.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of LSB or for the account of a customer of LSB or one of its Subsidiaries, were entered into in the ordinary course of business and, to the best of LSB’s knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of LSB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. LSB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to LSB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     3.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of LSB included in the LSB Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2005, neither LSB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on LSB.
     3.18 Insurance. LSB and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to LSB and its Subsidiaries.
     3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on LSB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or threatened against LSB, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on LSB. To the best knowledge of LSB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on LSB. LSB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on LSB.

     3.20 State Takeover Laws; Rights Plan. The Board of Directors of LSB has approved the transactions contemplated by this Agreement for purposes of Sections 55-9A-01 through -09 of the NCBCA, such that the provisions of such Sections of the NCBCA will not apply to this Agreement or any of the transactions contemplated hereby. LSB is not and has not been the “beneficial owner” of more than 20% of the “voting shares” of FNB, as those terms are defined in Sections 55-9-01 through -05 of the NCBCA. The Board of Directors of LSB has taken all actions necessary under the Rights Plan to provide that the provisions of the Rights Plan will not be or become operative with respect to the Merger.
     3.21 Reorganization. As of the date of this Agreement, LSB has no reason to believe that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
     3.22 Obstacles to Regulatory Approval. To the best knowledge of the management of LSB, there exists no facts or condition relating to LSB that may reasonably be expected to prevent or materially impede or delay the parties hereto from obtaining the Requisite Regulatory Approvals (as defined in Section 7.1(c)); and, if any such fact or condition becomes known to LSB, LSB shall promptly (and in any event within three (3) days after obtaining such knowledge) give notice of such fact or condition to FNB in the manner provided herein.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FNB
     Except as disclosed in the FNB disclosure schedule delivered to LSB concurrently herewith (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to LSB as follows:
     4.1 Corporate Organization.
     (a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. FNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on FNB. FNB is duly registered as a bank holding company under the BHC Act. True and complete copies of the Articles of Incorporation, as amended (the “FNB Articles”), and By-Laws of FNB, as in effect as of the date of this Agreement, have previously been made available by FNB to LSB.
     (b) Each FNB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on FNB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.
     4.2 Capitalization.
     (a) The authorized capital stock of FNB consists of (i) 75,000,000 shares of FNB Common Stock, of which, as of February 21, 2007, 7,063,952 shares were issued and outstanding, and (ii) 10,000,000 shares of serial preferred stock, no par value per share (the “FNB Preferred Stock” and together with the FNB Common Stock, the “FNB Capital Stock”) of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of FNB Common Stock have been duly and validly issued and are fully paid, nonassessable and free of preemptive rights, with no liability attaching to the ownerships thereof. As of the date hereof, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for options to acquire 823,498 shares of FNB Common Stock issued pursuant to the employee and director stock option plans of FNB in effect as of the date hereof (the “FNB Stock Plans”) and options granted pursuant to a severance agreement set forth in the FNB Disclosure Schedule (“FNB Severance Options”). All of the issued and outstanding shares of FNB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of the FNB Stock Plans and the FNB Severance Options, FNB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Capital Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Capital Stock (collectively, “FNB Rights”). Since December 31, 2005, FNB has not issued any shares of FNB Capital Stock or any securities convertible into or exercisable for any shares of FNB Capital Stock, other than as permitted by Section 5.2(b) and pursuant to the exercise of employee or director stock options granted prior to such date. FNB has previously provided LSB with a list of the option holders, the date of each option to purchase FNB Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable FNB Stock Plan. In no event will the aggregate number of shares of FNB Common Stock outstanding at the Effective Time (including all shares of FNB Common Stock subject to then outstanding FNB Rights) exceed the number specified in Section 4.2(a) of the FNB Disclosure Schedule.
     (b) FNB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the FNB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to N.C. Gen. Stat. §54-42) and free of preemptive rights, with no personal liability attaching to the ownership. thereof. No FNB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the FNB Disclosure Schedule sets forth a list of the material investments of FNB in Non-Subsidiary Affiliates.

     4.3 Authority; No Violation.
     (a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of FNB. The Board of Directors of FNB has directed that this Agreement and the transactions contemplated hereby be submitted to FNB’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FNB Common Stock, no other corporate proceedings on the part of FNB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FNB and (assuming due authorization, execution and delivery by LSB) constitute valid and binding obligations of FNB, enforceable against FNB in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
     (b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions contemplated hereby, nor compliance by FNB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the FNB Articles or By-Laws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNB, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on FNB.
     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Articles of Merger with the North Carolina Secretary pursuant to the NCBCA and Chapter 53 of the North Carolina General Statutes, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules and regulations thereunder, and of any applicable SRO, or which are required under consumer finance, mortgage banking and other similar laws, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of LSB Common Stock pursuant to this Agreement and (vii) the approval of this Agreement by the requisite votes of the shareholders of FNB and LSB (including the approval of the amendments of the Charter contemplated by Sections 1.1 and 1.7), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions contemplated hereby.
     4.5 Reports. FNB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 2003, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency (“FNB Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on FNB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2003, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on FNB. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of FNB or any of its Subsidiaries which, in the reasonable judgment of FNB, will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.6 Financial Statements. FNB has previously made available to LSB true and correct copies of the consolidated balance sheets of FNB and its Subsidiaries as of December 31, 2004 and 2005 and the related consolidated statements of income and changes in stockholders’ equity and cash flows for the fiscal years 2004 and 2005, and its unaudited consolidated balance sheets and the related consolidated statements of income and changes in stockholders’ equity and cash flows as of September 30, 2006, and will promptly make available to LSB true and correct copies of the consolidated balance sheets of FNB and its Subsidiaries as of December 31, 2006 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the 2006 fiscal year (the “FNB Financial Statements”), in each case, other than the unaudited statements as of September 30, 2006, accompanied by the audit report of Dixon Hughes, LLP, independent registered public accounting firm with respect to FNB. The December 31, 2005 and September 30, 2006 consolidated balance sheet of FNB (including the related notes, where applicable) fairly present, and the December 31, 2006 consolidated balance sheet of FNB (including related notes where applicable, will fairly present, in all material respects the consolidated financial position of FNB and its Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present or will fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of FNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
     4.7 Broker’s Fees. Except for Howe Barnes Hoefer & Arnett, Inc., neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
     4.8 Absence of Certain Changes or Events.
     (a) Except as publicly disclosed in FNB Reports filed prior to the date hereof, since December 31, 2005, no event or events have occurred which have had, individually or in the aggregate, a Material Adverse Effect on FNB.
     (b) Except as publicly disclosed in FNB Reports filed prior to the date hereof, since December 31, 2005, FNB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
     (c) Since December 31, 2005, neither FNB nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of FNB’s 2005 salary and employee benefit expenses (other than customary year-end bonuses for fiscal years 2005 and 2006) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.9 Legal Proceedings.
     (a) Neither FNB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of FNB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FNB or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on FNB or the Surviving Corporation.

     4.10 Taxes and Tax Returns.
     (a) Each of FNB and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on FNB. No Tax return or report of FNB or its Subsidiaries has been subjected to audit or examination by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue in the last five years and neither FNB nor any of its Subsidiaries has received any indication of a pending audit or examination in connection with any Tax return or report and, to the best of FNB’s knowledge, no such return or report is subject to adjustment. Neither FNB nor any of its Subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax. To the best of FNB’s knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon FNB or any of its Subsidiaries for which FNB does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by FNB and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on FNB, (B) federal, state and local returns which are accurate and complete in all material respects have been filed by FNB and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on FNB, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by FNB in its consolidated financial statements, except where failure to do so will not, individually or in the aggregate, have a Material Adverse Effect on FNB and (D) there are no Tax liens upon any property or assets of FNB or its Subsidiaries except liens for current taxes not yet due or liens that will not have, either individually or in the aggregate, a Material Adverse Effect on FNB. Neither FNB nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by FNB or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case, which has had or will have, either individually or in the aggregate, a Material Adverse Effect on FNB. Except as set forth in the financial statements described in Section 4.6, neither FNB nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on FNB.

     (b) Neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among FNB and its Subsidiaries). Neither FNB nor any of its Subsidiaries has any liability for the Taxes of any person (other than FNB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither FNB nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
     (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by FNB or any Subsidiary of FNB under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.11 Employees.
     (a) The FNB Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the “FNB Benefit Plans”) by FNB, any of its Subsidiaries or by any trade or business, whether or not incorporated (a “FNB ERISA Affiliate”), all of which together with FNB would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
     (b) FNB has heretofore made available to LSB true and complete copies of each of the FNB Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such FNB Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such FNB Benefit Plan.
     (c) (i) Each of the FNB Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the FNB Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such FNB Benefit Plan, (iii) with respect to each FNB Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such FNB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such FNB Benefit Plan’s actuary with respect to such FNB Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such FNB Benefit Plan allocable to such accrued benefits, (iv) no FNB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of FNB or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of FNB or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by FNB, its Subsidiaries or any FNB ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to FNB, its Subsidiaries or any FNB ERISA Affiliate of incurring a material liability thereunder, (vi) no FNB Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by FNB or its Subsidiaries as of the Effective Time with respect to each FNB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of FNB, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which FNB, its Subsidiaries or any FNB Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of FNB there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the FNB Benefit Plans or any trusts related thereto which will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of FNB or any of its affiliates from FNB or any of its affiliates under any FNB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FNB Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.12 SEC Reports. FNB has previously made available to LSB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003 by FNB with the SEC pursuant to the Securities Act or the Exchange Act (the “FNB SEC Reports”) and prior to the date hereof and (b) communication mailed by FNB to its shareholders since January 1, 2003 and prior to the date hereof, and no such FNB SEC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all FNB SEC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.
     4.13 Compliance with Applicable Law.
     (a) FNB and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FNB or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on FNB.

     (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on FNB, FNB and each FNB Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of FNB, any FNB Subsidiary, or any director, officer or employee of FNB or of any FNB Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on FNB, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
     4.14 Certain Contracts.
     (a) Neither FNB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FNB, LSB, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof which, individually or in the aggregate, will have a Material Adverse Effect on FNB, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the FNB Reports, (iv) which materially restricts the conduct of any line of business by FNB or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement which, individually or in the aggregate, will have a Material Adverse Effect on FNB. FNB has previously made available to LSB true and correct copies of all employment and deferred compensation agreements which are in writing and to which FNB is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the FNB Disclosure Schedule, is referred to herein as a “FNB Contract”, and neither FNB nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on FNB.
     (b) (i) Each FNB Contract is valid and binding on FNB or any of its Subsidiaries, as applicable, and in full force and effect, (ii) FNB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FNB Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on FNB, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FNB or any of its Subsidiaries under any such FNB Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on FNB.
     4.15 Agreements with Regulatory Agencies. Neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the FNB Disclosure Schedule, a “FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.
     4.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FNB or for the account of a customer of FNB or one of its Subsidiaries, were entered into in the ordinary course of business and, to the best of FNB’s knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FNB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. FNB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to FNB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     4.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of FNB included in the FNB Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2005, neither FNB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on FNB.
     4.18 Insurance. FNB and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to FNB and its Subsidiaries.
     4.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on FNB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against FNB, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on FNB. To the best knowledge of FNB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on FNB. FNB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.20 State Takeover Laws; Charter Provisions. The Board of Directors of FNB has approved the transactions contemplated by this Agreement for purposes of Sections 55-9A-01 through 09 of the NCBCA and the 75% voting share requirement of Article VI of the Amended and Restated Articles of Incorporation of FNB, such that the provisions of such Sections and Article VI will not apply to this Agreement or any of the transactions contemplated hereby. FNB is not and has not been the “beneficial owner” of more than 20% of the “voting shares” of LSB, as those terms are used in Section 55-9-01 through -05 of the NCBCA.
     4.21 Reorganization. As of the date of this Agreement, FNB has no reason to believe that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
     4.22 Obstacles to Regulatory Approval. To the best knowledge of management of FNB, there exists no facts or condition relating to FNB that may reasonably be expected to prevent or materially impede or delay the parties hereto from obtaining the Requisite Regulatory Approvals; and, if any such fact or condition becomes known to FNB, FNB shall promptly (and in any event within three (3) days after obtaining such knowledge) give notice of such fact or condition to LSB in the manner provided herein.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the LSB Disclosure Schedule and the FNB Disclosure Schedule), each of LSB and FNB shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either LSB or FNB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

     5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the FNB Disclosure Schedule or the LSB Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement, neither FNB nor LSB shall, and neither FNB nor LSB shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement, which consent will not be unreasonably withheld:
     (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of LSB or any of its wholly-owned Subsidiaries to LSB or any of its Subsidiaries, on the one hand, or of FNB or any of its Subsidiaries to FNB or any of its wholly-owned Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements);
(b)	(i)	adjust, split, combine or reclassify any capital stock;
(ii)	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) in the case of LSB, for regular quarterly cash dividends at a rate not in excess of $.17 per share of LSB Common Stock, (B) in the case of FNB, for regular quarterly cash dividends on FNB Common Stock at a rate not in excess of $.13 per share of FNB Common Stock, and (C) dividends paid by any of the Subsidiaries of each of FNB and LSB to FNB or LSB or any of their Subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any subsidiaries (whether or not wholly-owned) of each of FNB and LSB);

(iii)	grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the LSB Stock Plans, or the FNB Stock Plans, as the case may be, in the ordinary course of business consistent with past practice; or

(iv)	issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii);
     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;
     (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;
     (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any LSB Contract or FNB Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;
     (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;
     (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with any inquiries or proposals relating to, the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);
     (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;
     (i) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;
     (j) amend its charter or articles of incorporation or its bylaws;
     (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
     (l) take any action that is intended or expected to result in any of its representations, warranties, covenants or agreements set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
     (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;
     (n) enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management or other banking or operating policies that are material to its and its Subsidiaries, taken as a whole, except as required by applicable law or any regulation or policy imposed on it by any Governmental Entity;
     (o) make or agree to make any charitable contribution of $50,000 or more, whether in a single contribution or a series of contributions to the same donee;
     (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.
     5.3 Notice of Action. Except acting reasonably and with prior notice to the other party, neither FNB nor LSB shall, and neither FNB nor LSB shall permit any of their respective Subsidiaries to enter into an agreement, contract, commitment or understanding which would obligate or commit it to make expenditures over any period of time of more than $100,000 (other than contracts, agreements, commitments or understandings occurring in the ordinary course of lending business).
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters.
     (a) FNB and LSB shall promptly prepare and file with the SEC the Joint Proxy Statement and LSB shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of FNB and LSB shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and FNB and LSB shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. LSB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FNB shall furnish all information concerning FNB and the holders of FNB Common Stock as may be reasonably requested in connection with any such action.
     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. FNB and LSB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FNB or LSB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
     (c) FNB and LSB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of FNB, LSB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
     (d) FNB and LSB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.
     6.2 Access to Information.
     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of LSB and FNB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of LSB and FNB shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which LSB or FNB, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither LSB nor FNB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of LSB’s or FNB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of LSB and FNB agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.
     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.
     6.3 Shareholders’ Approvals. Each of FNB and LSB shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts, except as may otherwise be required by applicable law, to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of LSB and FNB shall recommend approval of the Merger to the shareholders of LSB and FNB, as the case may be, and shall use its reasonable best efforts to obtain from the shareholders of LSB and FNB, as the case may be, the vote in favor of, the adoption of this Agreement required by the NCBCA to consummate the transactions contemplated hereby.
     6.4 Legal Conditions to Merger. Each of FNB and LSB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by FNB or LSB or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.
     6.5 Affiliates. FNB shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of FNB to deliver to LSB, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders’ meetings called by FNB and LSB to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of FNB Common Stock held by such “affiliate” to be received by such “affiliate” in the Merger except in compliance with Rule 145 promulgated by the SEC.
     6.6 Stock Quotation. LSB shall cause the shares of LSB Common Stock to be issued in the Merger to be qualified for quotation on the Nasdaq, subject to official notice of issuance, prior to the Effective Time. The symbol for the shares of LSB Common Stock after the Effective Time shall be that agreed upon by FNB and LSB and available for use.
     6.7 Employee Benefit Plans; Employment Agreements.
     (a) From and after the Effective Time, unless otherwise mutually determined, the LSB Benefit Plans and FNB Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of LSB or FNB (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the “New Benefit Plans”), or otherwise merge or combine existing FNB Benefit Plans into LSB Benefit Plans, or vice versa. Prior to the Closing Date, LSB and FNB shall cooperate in reviewing, evaluating and analyzing the LSB Benefit Plans and FNB Benefit Plans with a view towards developing appropriate New Benefit Plans or combining or merging existing benefit plans for the employees covered thereby.
     (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the FNB Benefit Plans or the LSB Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the FNB Disclosure Schedule and the LSB Disclosure Schedule.
     (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any FNB Benefit Plans, LSB Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. In particular, FNB and LSB agree that FNB shall “freeze” its defined benefit plan prior to the Effective Time.
     (d) It is the intention of LSB and FNB, during the period shortly following the execution of this Merger Agreement, to coordinate efforts towards establishing a retention and severance program, consistent with the strategy for the Merger, in an effort to retain and provide incentives to key personnel for the benefit of the Surviving Corporation in a manner that provides for equitable treatment of similarly situated employees of LSB and FNB.
     (e) During the period following the execution of this Merger Agreement, LSB and FNB shall (i) coordinate efforts toward amending employment agreements between either of them, or their Subsidiaries, and various of their or such Subsidiaries’ employees to bring such agreements into conformity with applicable federal income tax laws and regulations and to increase the consistency of the provisions of those employment agreements with employment agreements of the Surviving Corporation and the Surviving Bank with its or their employees, and (ii) seek to obtain waivers of “change of control” severance payment provisions of those employees of LSB or FNB, or any Subsidiary of either, whose employment agreements would require such payments as a consequence of the Merger.
     (f) Any employee of an FNB Subsidiary or an LSB Subsidiary as of the Effective Time who is not a party to an employment agreement with such Subsidiary and whose employment is terminated by the Surviving Bank or a Subsidiary thereof at, or within six (6) months after, the Effective Time, other than for “cause” as set forth in the employment policies of the Surviving Bank as of the Effective Time (“Non-Continuing Employee”), will be paid such severance as the Surviving Corporation or the Surviving Bank, as applicable, determine on a case-by-case basis, but in no event shall such severance be less than that provided for in the severance payment policies of FNB or LSB, as applicable, prior to the execution of this Agreement. Any Non-Continuing Employee will be permitted to obtain continued health insurance coverage through the exercise of his or her COBRA rights offered under the Surviving Bank’s health insurance coverage, and the Surviving Bank will give any required COBRA notices.
     (g) Except as otherwise provided in this Agreement and subject to Section 6.7(a), any employee of an FNB Subsidiary who becomes an employee of the Surviving Bank or a Subsidiary thereof at the Effective Time (a “New Employee”) shall be given credit for his or her full years of service with the FNB Subsidiary for: (i) eligibility for participation and vesting, but not funding, in the Surviving Bank’s Section 401(k) savings plan; and (ii) all purposes under the Surviving Bank’s other benefit plans (including entitlement to vacation and sick leave). For purposes of the Surviving Bank’s health insurance coverage, a New Employee’s participation will be without regard to pre-existing condition requirements under the Surviving Bank’s health insurance plan, provided that any such pre-existing condition at the Effective Time was covered under health insurance plan(s) of the FNB Subsidiary at the Effective Time and the New Employee provides evidence of such previous coverage in a form satisfactory to the Surviving Bank’s health insurance carrier. Subject to Section 6.7(a), for the calendar year during which the Effective Time occurs, the Surviving Bank or applicable Subsidiary thereof will grant to each New Employee a number of days of sick, vacation and personal leave, respectively, equal, in each case, to (i) the full number of such days to which the New Employee would be entitled for that year, based on his or her credited years of service and in accordance with the Surviving Bank’s standard policies, less (ii) the number of days of sick, vacation and personal leave used by the New Employee as an employee of an FNB Subsidiary during that calendar year.

     6.8 Indemnification; Directors’ and Officers’ Insurance.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of FNB, any of its Subsidiaries, any of its Non-Subsidiary Affiliates or a fiduciary or administrator of a plan for the benefit of its directors or employees including any entity specified in the FNB Disclosure Schedule (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of FNB or any of its Subsidiaries or any entity specified in the FNB Disclosure Schedule or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, LSB shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
     (b) LSB shall use its reasonable best efforts to cause the individuals serving as officers and directors of FNB, its Subsidiaries, its Non-Subsidiary Affiliates or a fiduciary or administrator of a plan for the benefit of its employees or directors or any entity specified in the FNB Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by LSB (provided that LSB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.
     (c) In the event LSB or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of LSB assume the obligations set forth in this Section 6.8.
     (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of LSB, on the one hand, and a Subsidiary of FNB, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, LSB.
     6.10 Advice of Changes. FNB and LSB shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.11 Dividends. After the date of this Agreement, each of FNB and LSB shall coordinate with the other the declaration of any dividends in respect of FNB Common Stock and LSB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FNB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of FNB Common Stock and any shares of LSB Common Stock any such holder receives in exchange therefor in the Merger.
     6.12 Exemption from Liability Under Section 16(b). If FNB delivers to LSB in a timely fashion prior to the Effective Time accurate information regarding those officers and directors of FNB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “FNB Insiders”), the number of shares of LSB Common Stock held or to be held by each such FNB Insider expected to be exchanged for LSB Common Stock in the Merger, and the number and description of the options to purchase shares of FNB Common Stock held by each such FNB Insider and expected to be converted into options to purchase LSB Common Stock in the Merger, the Board of Directors of LSB, or a committee of nonemployee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing that the receipt by the FNB Insiders of LSB Common Stock in exchange for shares of FNB Common Stock, and of option to purchase shares of LSB Common Stock upon conversion of options to purchase FNB Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the information provided by FNB, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act, such that any such receipt shall be so exempt.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. This Agreement (including the amendments of the Charter contemplated by Sections 1.1 and 1.7) shall have been adopted by the respective requisite affirmative votes of the holders of LSB Common Stock and FNB Common Stock entitled to vote thereon.
     (b) Nasdaq Listing. The shares of LSB Common Stock which shall be issued to the shareholders of FNB upon consummation of the Merger shall have been qualified for quotation on the Nasdaq, subject to official notice of issuance.
     (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     (e) Bank Merger. The Agreement and Plan of Merger with respect to the Bank Merger shall have been executed by the parties thereto.
     (f) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.
     (g) Federal Tax Opinion. The parties hereto shall have received the opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., in form and substance reasonably satisfactory to FNB and LSB, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:
     (i) The Merger will constitute a reorganization under Section 368(a) of the Code and FNB and LSB will each be a party to the reorganization;
     (ii) No gain or loss will be recognized by FNB or LSB as a result of the Merger; and
     (iii) No gain or loss will be recognized by shareholders of FNB who exchange their FNB Common Stock solely for LSB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in LSB Common Stock).
In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of FNB, LSB and others.

     7.2 Conditions to Obligations of FNB. The obligation of FNB to effect the Merger is also subject to the satisfaction, or waiver by FNB, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. The representations and warranties of LSB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 3.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on LSB or the Surviving Corporation. FNB shall have received a certificate signed on behalf of LSB by the Chief Executive Officer and the Chief Financial Officer of LSB to the foregoing effect.
     (b) Performance of Obligations of LSB. LSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FNB shall have received a certificate signed on behalf of LSB by the Chief Executive Officer and the Chief Financial Officer of LSB to such effect.
     (c) Fairness Opinion. Prior to the execution of this Agreement, FNB shall have received an opinion of Howe Barnes Hoefer & Arnett, Inc. dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the shareholders of FNB, and such opinion shall not have been modified or rescinded at the time of the execution of this Agreement.
     7.3 Conditions to Obligations of LSB. The obligation of LSB to effect the Merger is also subject to the satisfaction or waiver by LSB at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of FNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 4.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on FNB. LSB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer and the Chief Financial Officer of FNB to the foregoing effect.
     (b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the

Closing Date, and LSB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer and the Chief Financial Officer of FNB to such effect.
     (c) Fairness Opinion. Prior to the execution of this Agreement, LSB shall have received an opinion of BankersBanc Capital Corporation, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the shareholders of LSB, and such opinion shall not have been modified or rescinded at the time of the execution of this Agreement.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of FNB or LSB:
     (a) by mutual consent of FNB and LSB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
     (b) by either the Board of Directors of FNB or the Board of Directors of LSB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or Bank Agreement, or if approval has been granted on terms reasonably believed to be unduly onerous, unless the failure to receive such Requisite Regulatory Approval or the imposition of unduly onerous terms shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
     (c) by either the Board of Directors of FNB or the Board of Directors of LSB if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or
     (d) by either the Board of Directors of FNB or the Board of Directors of LSB (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of LSB, in the case of a termination by FNB, or FNB, in the case of a termination by LSB, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

     8.2 Effect of Termination. In the event of termination of this Agreement by both FNB or LSB or either of them as provided in Section 8.1(a), (b) or (c), this Agreement shall forthwith become void and have no effect, and none of FNB, LSB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby (other than the Confidentiality Agreement entered into by LSB and FNB, which shall terminate in accordance with its terms), except that Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, neither FNB nor LSB shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
     8.3 Expenses. Unless Sections 8.4 or 8.5 are applicable, each party shall pay all Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated. “Expenses” mean all out-of-pocket expenses (including fees and expenses of attorneys, accountants, investment bankers, consultants, experts and other third persons advising or assisting a party) incurred by a party or on its behalf.
     8.4 Wrongful Termination. Notwithstanding the provisions of Sections 8.1 and 8.2, and except as otherwise provided in Section 8.5, if the Merger fails to be consummated because of the wrongful termination of this Agreement or a willful or grossly negligent breach by LSB or by FNB of any representation, warranty, covenant, undertaking, term, agreement or restriction contained herein applicable to it that results in a Material Adverse Effect, then the party wrongfully terminating or breaching this Agreement shall pay the other party $9,000,000 as liquidated damages in full compensation of all Expenses, damages, costs and other harm suffered by such party as a result thereof.
     8.5 Termination Fee. (a) If (i) this Agreement is terminated because LSB has entered theretofore into a letter of intent or an agreement with a person or entity other than FNB that provides for an entity to acquire LSB, merge with or into LSB, or purchase all or substantially all of the assets of LSB or (ii) prior to termination of this Agreement LSB engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve (12) months following the termination of this Agreement, and FNB has not consented in writing to such negotiations by LSB, then LSB shall pay to FNB a termination fee of $9,000,000; and (b) if (i) this Agreement is terminated because FNB has entered theretofore into a letter of intent or an agreement with a person or entity other than LSB that provides for an entity to acquire FNB, merge with or into FNB, or purchase all or substantially all of the assets of FNB or (ii) prior to termination of this Agreement FNB engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve (12) months following the termination of this Agreement, and LSB has not consented in writing to such negotiations by FNB, then FNB shall pay to LSB a termination fee of $9,000,000.
     8.6 Payment Method. Any sum due to a party under Section 8.4 or 8.5 shall be made by wire transfer of immediately available funds to such account as the receiving party may designate.

     8.7 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FNB and LSB; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of FNB or LSB, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of FNB Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of FNB or LSB, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of FNB Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the “Closing Date”).
     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement entered into by LSB and FNB, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Sections 6.2(b) and 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
     9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to FNB, to:

FNB Financial Services Corporation
1501 Highwoods Blvd, Suite 400
Greensboro, North Carolina 27410
	Attention:	Pressley A. Ridgill
President and Chief Executive Officer
	Facsimile:	(336) 369-0935

and

(b)	if to LSB, to:

LSB Bancshares, Inc.
P. O. Box 867
Lexington, North Carolina 27292-3394
	Attention:	Robert F. Lowe
Chairman, President and Chief Executive Officer
	Facsimile:	(336) 249-1589
     9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal law apply.
     9.8 Publicity. Except as otherwise required by applicable law or the NASDAQ Marketplace Rules, neither FNB or LSB shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of LSB, in the case of a proposed announcement or statement by FNB, or FNB, in the case of a proposed announcement or statement by LSB, which consent shall not be unreasonably withheld.
     9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
Remainder of Page Intentionally Left Blank

     IN WITNESS WHEREOF, FNB and LSB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LSB BANCSHARES, INC.
By:
	Name:	Robert F. Lowe
	Title:	Chairman, President and Chief Executive Officer

FNB FINANCIAL SERVICES CORPORATION
By:
	Name:	Pressley A. Ridgill
	Title:	President and Chief Executive Officer

EXHIBIT 6.5(a)(1)
______________, 2007
LSB Bancshares, Inc.
P. O. Box 867
Lexington, North Carolina 27292-3394
Ladies and Gentlemen:
     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of FNB Financial Services Corporation, a North Carolina corporation (“FNB”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of February ___, 2007 (the “Merger Agreement”), by and between FNB and LSB Bancshares, Inc., a North Carolina corporation (“LSB”), FNB will be merged with and into LSB (the “Merger”) and that as a result of the Merger, I may receive shares of LSB Common Stock (as defined in the Merger Agreement) in exchange for shares of FNB Common Stock (as defined in the Merger Agreement) owned by me.
     I represent, warrant and covenant to LSB that in the event I receive any LSB Common Stock as a result of the Merger:
a.	I shall not make any sale, transfer or other disposition of the LSB Common Stock in violation of the Act or the Rules and Regulations.

b.	I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of LSB Common Stock to the extent I believed necessary with my counsel or counsel for FNB.

c.	I have been advised that the issuance of LSB Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement of Form S-4. I have also been advised, however, that, since at the time the Merger was submitted for a vote of the shareholders of FNB I was deemed to have been an affiliate of FNB and

LSB Bancshares, Inc.
                    , 2007

the distribution by me of the LSB Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of LSB Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to LSB, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d.	I understand that LSB is under no obligation to register the sale, transfer or other disposition of the LSB Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

e.	I also understand that stop transfer instructions will be given to LSB’s transfer agent with respect to the LSB Common Stock and that there will be placed on the certificates for the LSB Common Stock issued to me, or any substitutions therefor, a legend stating in the substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

f.	I also understand that unless the transfer by me of my LSB Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, LSB reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

LSB Bancshares, Inc.
                    , 2007

     It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to LSB a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to LSB, to the effect that such legend is not required for purposes of the Act.

Very truly yours,

(Please print name)
Accepted this ___ day of
                    , 2007 by
LSB BANCSHARES, INC.

By:

Name:

Title: